UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 21, 2015
(Date of earliest event reported)

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of principal executive offices) (zip code)

(512) 433-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 21, 2015, Forestar Group Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Phillip J. Weber, who was appointed the Company’s Chief Executive Officer on September 25, 2015.
The term of the Employment Agreement (“Term”) extends two years from Mr. Weber’s appointment as Chief Executive Officer and provides for a base salary of $500,000, subject to increase by the Management Development and Executive Compensation Committee of the Company’s Board of Directors (“MDECC”) in or around February 2017. The Employment Agreement also provides for an annual performance bonus and equity compensation as determined by the MDECC, but on a basis no less favorable than that applicable to other senior Company executives.
Upon a termination of employment during the Term by the Company without Cause or by Mr. Weber with Good Reason (in each case as such terms are defined in the Employment Agreement), Mr. Weber will receive a lump-sum cash payment of $2,000,000, subject to his execution of a release of claims. No severance is payable by reason of any termination of employment upon or following the expiration of the Term. Upon any termination of employment during the Term, Mr. Weber will be subject to standard confidentiality provisions and a two-year noncompetition and nonsolicitation obligation; the noncompetition/nonsolicitation obligation will not apply if Mr. Weber’s employment is terminated upon or following the expiration of the Term.
Mr. Weber remains subject to his existing Change in Control Severance Agreement with the Company. No severance is payable under the Employment Agreement in circumstances where severance is payable to Mr. Weber under the Change in Control Severance Agreement.
The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
In addition, on October 21, 2015, the Company entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”) with Christopher L. Nines, former Chief Financial Officer of the Company. Under the Separation Agreement, the Company agreed to (i) pay Mr. Nines $200,000 within ten days after the Separation Agreement becomes effective and non-revocable and $500,000 in January 2016, and (ii) reimburse Mr. Nines for the cost incurred to obtain COBRA coverage for a period of up to one year and reimburse Mr. Nines for premium payments for basic life insurance and accidental death and dismemberment coverage calculated as in effect immediately prior to the termination date, unless and until he becomes eligible for alternative health insurance benefits. Such benefits are subject to applicable tax withholdings and Mr. Nines’ compliance with the terms of the Separation Agreement, including his agreement to release all claims against the Company, its officers, directors and affiliates, and to provide consulting services at the request of the Company until November 30, 2015 to facilitate the transition of his duties and responsibilities and the continued operations of the Company. In exchange for Mr. Nines providing such consulting services, the Company agreed to pay Mr. Nines an aggregate amount of $50,000, to be paid in $25,000 monthly installments in October and November 2015. The Company also agreed to reimburse Mr. Nines for up to $25,000 in professional outplacement services, provided that Mr. Nines engages the outplacement service provider within six months of the termination date and Mr. Nines actually utilizes such services. Until October 28, 2015, Mr. Nines may revoke the Separation Agreement, in which case the Separation Agreement would have no effect and the Company would not be obligated to make the payments. If Mr. Nines does not revoke the Separation Agreement on or before October 28, 2015, the Separation Agreement will remain in effect.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference.
 Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated October 21, 2015, between Forestar Group Inc. and Phillip J. Weber
10.2	Separation Agreement and Release of All Claims dated October 21, 2015, between Forestar Group Inc. and Christopher L. Nines.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date: October 26, 2015	By:	/s/ David M. Grimm
	Name:	David M. Grimm
	Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated October 21, 2015, between Forestar Group Inc. and Phillip J. Weber
10.2	Separation Agreement and Release of All Claims dated October 21, 2015, between Forestar Group Inc. and Christopher L. Nines.

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